Exhibit 99.1

U.S. Gold Corp. Provides Exploration Update for the CK Gold Project in Wyoming

Record gold prices render PEA, due diligence assumptions, and March 2020 internal estimates conservative

Expands strategic direction to pursue developing environmentally sound mining operations at the CK Gold Project

ELKO, NV, September 9, 2020 — U.S. Gold Corp. (NASDAQ: USAU) (the “Company”), a gold exploration and development company, is pleased to provide an exploration update for the CK Gold Project (formerly Copper King), located 25 miles west of Cheyenne, Wyoming.

Prefeasibility Study:

The CK Gold Project Prefeasibility Study (PFS) is now well underway with permits in place to conduct the follow-up drilling program initiated on September 3rd. The drilling is, amongst other things, aimed at gathering fresh mineral samples for confirmatory metallurgical tests. As previously reported, flotation concentrate from sulfide and mixed sulfide sample composites for the project contained 26% copper and 89 g/t gold with little or no deleterious elements contained for later smelting. Fresh samples should allow flotation recoveries, already reported as averaging 72.5% gold and 81.5% copper across the resources, to be optimized. Prior tests on older samples may well have been negatively affected by oxidation inhibiting flotation recovery. Additionally, better grade and likely coarser gold in the vicinity of the oxide cap, which represents 10% of the total resource, as currently interpreted, are planned to be tested for a gravity recovery response prior to flotation to enhance gold recovery. Process optimization was not a focus of prior metallurgical work supporting the Preliminary Economic Assessment (PEA), dated December 5, 2017, and the new fresh samples should allow this work to be carried out.

A further objective for the current drilling program is to convert previously reported inferred resources to the measured and indicated category material and extend the resource to the southeast. Drilling is expected to conclude sometime in October, whereupon a resource update is intended to be completed encompassing the new data and a complete re-evaluation of the existing core, which is now largely completed. The relogging exercise of the existing core under the supervision of geologic specialists, who have a wealth of experience from around the world specializing in copper-gold deposits, reveals new textures to assist with assessing gold and copper deposition, and the presence of native copper which could have impacted metallurgical recovery in prior test work.

While the field activities and drilling are taking place, the Company is taking advantage of the time to capture data that should support geotechnical, hydrological and other studies, including detailed baseline conditions. Following what is anticipated to be a positive affirmation and improvement over prior work, the additional data is anticipated to advance the project towards the next stage of development. Key to permitting, a local specialist in environmental and State permitting disciplines is expected to assist in augmenting the extensive data already available in the area. Site-specific baseline information collection and characterization of the surrounding environment for the proposed project will be initiated during September.

Commentary on Due Diligence Activities:

As part of the August 12, 2020 announcement of the acquisition of Northern Panther Resource Corporation, Mr. George Bee, recently appointed President of U.S. Gold Corp. conducted his own due diligence exercise with specific focus on the CK Gold asset.

Reviewing the PEA analysis by Mine Development Associates (MDA) and supporting information in the U.S. Gold Corp. data room, several aspects about the Copper King resource stood out . Firstly, prior work completed at $1,250 per ounce gold and $2.25 per pound copper needed to be updated to reflect more recent metal prices. Considering a conservative 12-month rolling average at the time (April 2020) of $1,461 per ounce gold and $2.28 per pound copper, the economic prospects for the project greatly improved. With the recent gold and copper upward price trends and the absence of substantial inflation, the CK Gold Project is expected to look very attractive when the PFS is completed.

Secondly, more 137,000 feet of historic drilling has resulted in robust, data driven, interpretations of the mineral inventory which outcrops at surface. A hypothetical open pit properly phased into an annual mine plan potentially will deliver what is likely to become ore at a very low waste to ore ratio. This implies early feed to process facilities with little waste to mine. The result is expected to be quick access to revenue bearing rock at lower mining cost. Additionally, the cross sections and data suggest that better gold and copper grades are nearer to surface and a feature of the upcoming metallurgical work will be capturing the more of the value through improved copper and gold recoveries.

A third aspect that appeared to favor the project revolves around the project’s location. Not only does the property sit on Wyoming State mineral lease land, the surface is also administered by the State. The resource extraction business is a considerable economic driver for the local economy and the state hosts much know-how and talent. Furthermore, the project location near to road, rail, power and support services implies that many of the major elements of capital cost, beyond the process plant and mine, will be minimized.

Mr. Bee went on to state, “Given the current market conditions with gold prices rising substantially and crossing the $2000 mark, our PEA and internal estimates published in March 2020 are now very conservative. Furthermore, not only does potential development come at a time when the coal, uranium, and the oil and gas businesses in Wyoming are facing challenges from depressed prices, there appears to be many synergies and positive aspects for the project as a consequence of its location. We have a very capable team and Board driving the CK Gold project from PEA to Prefeasibility Study, and onwards toward production. Additionally, there exists, as yet, unfactored synergies with respect to surrounding infrastructure and facilities.” Summing up, Mr. Bee said “We believe that the CK Gold Project is a rare opportunity whose time has come. I’m delighted to be part of the project and optimistic about what the project will represent for shareholders and stakeholders alike. We look forward to updating everyone on our developments as we progress.”

Sustainability Initiatives:

As part of U.S. Gold Corp.’s efforts to build sustainable mining projects that improve communities where it operates, the Company announced an expanded strategic direction with the goal developing environmentally sound mining operations at the CK Gold project in Southeast Wyoming.

“For too long, mining and sustainability have been perceived as two forces that will always be at odds. At U.S. Gold Corp., we do not believe that they have to be that way,” stated Company Chief Executive Officer Edward Karr. “Being able to operate in an environmentally and socially responsible manner is at the core of our vision. Our commitment goes beyond sustainable solutions in equipment, method, and energy sources. In addition to environmentally sound mining practices, we are proud to also be exploring opportunities for sustainable projects and land use after gold extraction is completed.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold